[Tesco Logo]

Tesco Corporation to Present at the Natixis Bleichroeder

Hidden Gems Conference in New York

For Immediate Release

Trading Symbol:

"TESO" on NASDAQ

"TEO" on TSX

October 5, 2007

Houston, Texas--Tesco Corporation announced today that Anthony Tripodo, Executive Vice President and CFO, will present at the Natixis Bleichroeder Hidden Gems Conference on Tuesday, October 9, 2007 at 1:45 p.m. EDT.

For your convenience, a copy of the presentation slides will be publicly available through the Company's website.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For further information please contact:

Anthony Tripodo (713) 359-7000

Tesco Corporation